1993 STOCK DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS
Effective October 13, 1993
As Amended March 12, 1997

ARTICLE I - PURPOSE OF PLAN

1.1 Purpose of Plan. The Bombay Company, Inc. (the "Company") has adopted the 1993 Stock Deferral Plan for Non-Employee Directors
(the "Plan") to provide to members of the Board of Directors of the Company who are not employees of the Company or any of its affiliates or subsidiaries ("Non-Employee Directors") an election to defer (the "Deferral Election") receipt of all or any portion of annual and Committee chair retainer fees ("Retainer Fees") and fees earned for participation in Board or Committee meetings ("Meeting Fees") and for payment of such fees in units
("Stock Units") equivalent to shares of the Company's Common Stock, $1.00 par value per share (the "Stock"). The Plan is intended to provide Non-Employee Directors with a larger equity interest in the Company in order to attract and retain well-qualified individuals to serve as Non-Employee Directors and to enhance the identity of interests between Non-Employee Directors and the shareholders of the Company.

ARTICLE II - ELIGIBILITY AND PARTICIPATION

2.1 Eligibility and Participation. Only Non-Employee Directors shall be eligible to participate in the Plan, and participation in the Plan is subject to irrevocable Deferral Elections as set forth hereinafter.

ARTICLE III - DEFERRAL ELECTIONS

3.1     Deferral of Retainer and Meeting Fees.

        (a) Deferral Elections. Commencing on the effective date of the Plan, payment of all or a portion of the Retainer Fees and Meeting Fees may be deferred by election of the Non-Employee Director. Each such Deferral Election shall be made prior to the beginning of the next specified payment period, which for purposes of this Plan shall be the following fiscal quarter provided however that such election shall not be less than six (6) months after any prior election, or otherwise to the extent necessary to satisfy the requirements of Rule 16b-3(d) promulgated under the Securities Exchange Act of 1934 ("1934 Act"), as the same may be hereafter amended.

        (b) Crediting Stock Units to Accounts. Amounts deferred pursuant to Section 3.1(a) shall be credited quarterly to a bookkeeping reserve account maintained by the Company ("Account") in Stock Units. The number of Stock Units credited to an Account with respect to any Non-Employee Director shall equal any deferred cash amount divided by the average closing price of the Stock on the New York Stock Exchange for each day of the quarter during which such cash amount would have been paid but for the Deferral Election pursuant to Section 3.1(a).

        (c) Fully Vested Stock Units. All Stock Units credited to a Non-Employee Director's Account pursuant to this Article III shall be at all times fully vested and nonforfeitable.

        (d) Payment of Stock Units. Stock Units credited to a Non-Employee Director's Account pursuant to the Plan shall be payable in an equal number of shares of Stock in a single distribution made at such time specified by the Non-Employee Director in the applicable Deferral Election, provided that the designated payment date with respect to any election must be no earlier than twelve (12) months following the establishment of the affected Stock Unit.

ARTICLE IV - DIVIDEND EQUIVALENT PAYMENTS

4.1 Dividend Equivalent Payments. In the event a cash dividend is declared with respect to Stock, the Account of each participating Non-Employee Director shall be credited with Stock Units ("Dividend Equivalent Payment") equal to the product of (i) the per-share cash dividend payable with respect to each share of Stock on such date, and (ii) the total number of Stock Units credited to his Account as of the record date corresponding to such dividend payment date, divided by the closing price of the Stock on the New York Stock Exchange on the record date corresponding to such dividend.

ARTICLE V - DELIVERY OF STOCK CERTIFICATES.

5.1 Stock Unit Payments. The Company shall issue and deliver to the Non-Employee Director a Stock certificate for payment of Stock Units as soon as practicable following the date on which Stock Units are payable.

ARTICLE VI - STOCK

6.1 Stock. The aggregate number of shares of Stock that may be issued under the Plan shall not exceed seventy-five thousand (75,000) shares
(as adjusted for 3:2 stock split paid 12/31/93) unless such number of shares is adjusted as provided in Article VII of this Plan or increased by an amendment to the Plan.

ARTICLE VII - ADJUSTMENT UPON CHANGES IN CAPITALIZATION

7.1 Adjustment Upon Changes in Capitalization. In the event of a stock dividend, stock split or combination, reclassification, recapitalization or other capital adjustment of shares of Stock, the number of Stock Units credited to Accounts shall be appropriately adjusted to account for the change. No fractional shares of Stock shall be issued under the Plan on account of any adjustment specified herein. The Stock Units created pursuant to this Plan shall not affect in any way the right or power of the Company to issue additional Stock or other securities, make adjustments, reclassifications, reorganizations or other changes in its corporate, capital or business structure, to participate in a merger, consolidation or share exchange or to transfer its assets or dissolve or liquidate.

ARTICLE VIII - TERMINATION OR AMENDMENT OF PLAN

8.1 In General. The Board of Directors of the Company may at any time terminate, suspend or amend this Plan. However, except as otherwise determined by the Board, no such amendment shall become effective without the approval of the shareholders of the Company to the extent shareholder approval is required in order to comply with Rule 16b-3 under the 1934 Act.

8.2 Written Consents. No amendment may adversely affect the right of any Non-Employee Director to receive any Stock or Dividend Equivalent Payment pursuant to an outstanding Stock Unit without the written consent of such Non-Employee Director.


ARTICLE IX - GOVERNMENT REGULATIONS

9.1     Government Regulations.

        (a) The obligations of the Company to issue any Stock granted under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board of Directors of the Company.

        (b) Except as otherwise provided in Article VIII of this Plan, the Board of Directors of the Company may make such changes as may be necessary or appropriate to comply with the rules and regulations of any governmental authority.

ARTICLE X - MISCELLANEOUS

10.1 Unfunded Plan. The Plan shall be unfunded with respect to the Company's obligation to pay any amounts due pursuant to Stock Units and Dividend Equivalent Payments, and a Non-Employee Director's rights to receive any payment of any Stock Unit or Dividend Equivalent Payment shall be not greater than the rights of an unsecured general creditor of the Company.

10.2 Assignment; Encumbrances. Except as otherwise provided herein or approved by the Board of Directors, the right to receive payment with respect to a Stock Unit under this Plan is not assignable or transferable and shall not be subject to any encumbrances, liens, pledges or charges of the Non-Employee Director or his or her creditors. Any such attempt to assign, transfer or hypothecate any Stock Unit or any right to receive a Stock Unit shall be void and of no force and effect whatsoever.

10.3    Changes of Control, Acceleration of Right to Receive Stock.

        (a) Notwithstanding anything in the Director Deferral Plan to the contrary, in the event a Change of Control occurs, then all vested stock units held in account for participating directors shall become immediately payable in the form of stock on the date of the occurrence of such change in control.

        (b) "Change of Control" shall mean the occurrence of any of the following events:

        (i) any "person" or "group" of persons, as such terms are used in Section 13 and 14 of the 1934 Act other than any employee benefit plan sponsored by the Company, becomes the "beneficial owner", as such term is used in Section 13 of the Act, of twenty percent (20%) or more of the outstanding shares of the Company's Stock entitled to vote for the election of directors; or

        (ii) any shares of any class of the Company's Stock are purchased pursuant to a tender or exchange offer other than an offer by the Company; or
        (iii) the approval by the requisite vote of the Company's shareholders of any merger, consolidation, sale of assets, liquidation or reorganization as a result of which the Company will not survive as a publicly-owned corporation.

10.4 Designation of Beneficiaries. A Non-Employee Director may designate a beneficiary or beneficiaries to receive any distributions under the Plan upon his or her death.

10.5 Applicable Law. The validity, interpretation and administration of this Plan and any rules, regulations, determinations or decisions made hereunder, and the rights of any and all persons having or claiming to have any interest herein or hereunder, shall be determined exclusively in accordance with the laws of the State of Texas, without regard to the choice of laws provisions thereof.

10.6 Headings. The headings in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

10.7 Notices. All notices or other communications given pursuant to this Plan shall be in writing and shall be sufficiently given if hand-delivered or mailed by certified mail, addressed to any Non-Employee Director at the address contained in the records of the Company or to the Company at its principal office.

ARTICLE XI - EFFECTIVE DATE OF PLAN

11.1 Effective Date of Plan. This Plan became effective on October 13, 1993 by approval of shareholders.